 Exhibit 99.1

AzurRx BioPharma Presents Positive Secondary Endpoint Data in its Phase II MS1819-SD Chronic Pancreatitis Study at the 2019 Digestive Disease Week Conference

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Statistical significance achieved on multiple secondary endpoints
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New data underscore the potential of MS1819 to provide meaningful clinical benefits to patients suffering from exocrine pancreatic insufficiency (EPI)

NEW YORK, May 20, 2019 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (AzurRx or the Company), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today released new data for its lead development candidate MS1819-SD at the 2019 Digestive Disease Week (DDW) Conference.

The presentation entitled “Results from a Phase II Study of MS1819, a Recombinant Lipase for the Treatment of Exocrine Pancreatic Insufficiency in Patients with Chronic Pancreatitis” was delivered by Dr. Nam Q. Nguyen, et al., on May 20, 2019.

In addition to previously released coefficient of fat absorption (CFA) results and safety assessments, Dr. Nguyen discussed newly released positive secondary endpoint data from the study.

Summary of Key Secondary Endpoints Analysis

At the highest dose of 2,240 mg/day used in the study, statistical significance was achieved with the following endpoints:

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Improvement in stool consistency
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The mean stool consistency on the Bristol scale decreased by 20%, from a baseline of 5.1 to 4.1, with a p value of <0.001.

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Reduction in the number of bowel movements
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The mean number of daily evacuations decreased by 32%, from a baseline of 2.8 to 1.9 per day, with a p value of 0.006.

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Reduction in the incidence of steatorrhea
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The mean incidence of steatorrhea, the presence of excess fat in feces, decreased by 18%, from a baseline of 12.3 to 10.1, with a p value of 0.008.

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In addition, there was a trend in the reduction of abdominal discomfort on the visual analogue scale (VAS), recorded from a mean of 21.0 during baseline to 14.5 at the highest dose of 2,240 mg, at a p value of 0.148.

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Finally, with regard to CFA, it was observed that improvements were most pronounced in patients with baseline CFA of less than 40.

	Baseline	@ Highest Dose of MS1819-SD (2240 mg)	Mean Change	p value
Coefficient of Fat Absorption (CFA)*			21.8%	0.002
Stool Consistency (on Bristol Scale)	5.1	4.1	-20%	0.006
Bowel Movements	2.8	1.9	-32%	0.006
Steatorrhea	12.3	10.1	-18%	0.008
Abdominal Discomfort (on VAS)	21.0	14.5	-31%	0.148

*Per protocol analysis

Professor Nguyen, an investigator in the study and the Head of Education and Research, Interventional & EUS endoscopist, at the Royal Adelaide Hospital in Australia commented that “the efficacy results of the MS1819-SD study point to the potential of a novel and non-porcine based recombinant therapy to safely and effectively improve the nutritional status and ease of digestion of CP patients with EPI and markedly reduce associated symptoms.”

“These new MS1819-SD secondary endpoint data presented at DDW have both statistical and clinical significance for the treatment of EPI in chronic pancreatitis patients,” said Thijs Spoor, CEO of AzurRx. “The study has demonstrated that MS1819-SD has a favorable safety profile, as demonstrated by the primary endpoint outcome, and efficacy in increasing the coefficient of fat absorption, improving stool consistency, reducing the number of bowel movements and decreasing the incidence of fatty stools as secondary endpoints. These results underscore MS1819’s potential to provide meaningful clinical benefits on several fronts to patients suffering from EPI.”

About Phase 2 MS1819-SD in Chronic Pancreatitis

The Company previously reported the completion of this open-label, multi-center, dose escalation Phase IIa study, whose primary endpoint was to evaluate the safety of escalating doses of MS1819-SD in patients with chronic pancreatitis. The secondary endpoint for the study was to investigate the efficacy of MS1819-SD in these patients by analysis of the CFA and its change from baseline.  The Company enrolled 11 chronic pancreatitis patients in France, Australia and New Zealand. During the course of the trial, patients “washed-out” of their standard of care treatment for EPI to establish a baseline and then were subsequently treated with escalating doses of study drug in two-week increments.

Final data from the Phase IIa study show a favorable safety profile with no severe adverse events. Although the study was not powered for efficacy, in a pre-planned analysis, the highest dose cohort of MS1819-SD showed statistically significant and clinically meaningful increases in CFA compared to baseline with a mean increase of 21.8% and a p value of p=0.002 on a per protocol basis.

Phase II OPTION Study of MS1819-SD in Cystic Fibrosis

The Company announced that it continues to dose patients in the Company's Phase II OPTION study to investigate MS1819-SD in cystic fibrosis (CF) patients with exocrine pancreatic insufficiency (EPI) with the 50% enrollment mark having been reached several weeks ago.

The Phase II, open-label, multi-center, 2x2 crossover study is designed to investigate the safety, tolerability and efficacy of MS1819-SD in a head-to-head comparison against the current porcine enzyme replacement therapy (PERT) standard of care. The primary efficacy endpoint will be a comparison of CFAs after each of the two crossover periods.  Planned enrollment is expected to include approximately 30 CF patients, with the results expected in the summer of 2019.

Additional information about the ongoing OPTION Study can be found at https://clinicaltrials.gov/ct2/show/NCT03746483?term=ms1819&rank=2

About MS1819-SD

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency:

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation, and more than 30,000 patients with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase II OPTION study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-535-7743
www.lifesciadvisors.com
hans@lifesciadvisors.com